Exhibit 21


                              List of Subsidiaries
                              --------------------

Mapics International Corporation (Barbados)
Mapics GmbH (Germany)
Mapics KK (Japan)
Mapics EMEA Support Center B.V. (Netherlands)
Mapics France S.a.r.l. (France)
Mapics Singapore Pte. Ltd. (Singapore)
Mapics UK Limited (United Kingdom)